Exhibit 99.1

60 Madison Avenue, Suite 910 New York, NY 10010 (212) 447-9292 Fax (212) 447-8323 e-mail: pr@zlokower.com Website: www.zlokower.com

NEWS

For Further Information:
At Sports Properties Acquisition Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein	Harry Zlokower
(212) 328-2100	Dave Closs
(212) 447-9292

FOR IMMEDIATE RELEASE

SPORTS PROPERTIES ACQUISITION CORP. ELECTS

STANLEY KREITMAN TO SERVE ON ITS BOARD

NEW YORK, N.Y. – May 6, 2008 – Sports Properties Acquisition Corp. (AMEX: HMR.U), announced today that its board of directors has elected Stanley Kreitman to fill a vacant position on the board of directors. Mr. Kreitman joins fellow board members Hank Aaron, Mario Cuomo, Andrew Murstein, Richard Mack, and Jack Kemp. Mr. Kreitman will serve as a Class III director. Mr. Kreitman was also appointed by the board of directors to serve on Sports Properties’ audit committee as the “audit committee expert,” as defined under the Securities and Exchange Commission’s rules and regulations.

Andrew Murstein, Vice-Chairman of Sports Properties stated, “We are honored to have Stanley join the Sports Properties board of directors. In addition to having

Sports Properties Acquisition Corp. Elects Stanley Kreitman to Board, p. 2

significant board and SPAC experience, he is also knowledgeable in Sports Properties’ focus area. Among other deals in which Mr. Kreitman has been involved, he provided financing to George Steinbrenner for his original purchase of the New York Yankees.”

Since 1993, Mr. Kreitman has served as Chairman of Manhattan Associates, an investment banking company. In addition, since 2001, Mr. Kreitman has served as Senior Advisor of the Advisory Board to Signature Bank. Mr. Kreitman served as President of the United States Banknote Corporation, a securities printing company, from 1976 until his retirement in 1996. Mr. Kreitman serves as a member of the board of directors of Medallion Financial Corp., CCA Industries, Inc., Geneva Financial Corp., KSW Corp., and Capital Lease Funding, all publicly-traded companies. Mr. Kreitman is also a director of Renaissance Acquisition Corp. and a director nominee of National Security Solutions Inc., both of which are special purpose acquisition companies, or SPACs.

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About Sports Properties Acquisition Corp.

SPORTS PROPERTIES ACQUISITION CORP IS A NEWLY ORGANIZED BLANK CHECK COMPANY ORGANIZED FOR THE PURPOSE OF EFFECTING A MERGER, CAPITAL STOCK EXCHANGE, ASSET OR STOCK ACQUISITION, EXCHANGEABLE SHARE TRANSACTION OR OTHER SIMILAR BUSINESS COMBINATION OF ONE OR MORE DOMESTIC OR INTERNATIONAL OPERATING BUSINESSES. IT PLANS TO TARGET ACQUISITIONS IN THE SPORTS, LEISURE OR ENTERTAINMENT INDUSTRIES.